EXHIBIT 99.1

Press Release Dated September 12, 2016

Geron Provides Update on Imetelstat Trials Being Conducted by Janssen

Conference Call Scheduled for 8:00 a.m. EDT Today, September 12

MENLO PARK, Calif., September 12, 2016 -- Geron Corporation (Nasdaq: GERN) today provided updates on the clinical trials being conducted by Janssen Research & Development, LLC, of the telomerase inhibitor imetelstat. Planned internal reviews of initial data from both trials have been completed by Janssen, and both trials are continuing in order to evaluate additional and more mature data.

IMbarkTM

IMbarkTM (NCT02426086) was originally designed as a Phase 2 clinical trial to evaluate two dose levels of imetelstat (either 4.7 mg/kg or 9.4 mg/kg administered every three weeks) in approximately 200 patients (approximately 100 patients per dosing arm) with Intermediate-2 or High risk myelofibrosis (MF) who have relapsed after or are refractory to prior treatment with a JAK inhibitor. The co-primary efficacy endpoints for the trial are spleen response rate and symptom response rate at 24 weeks. To date, over 90 patients have been enrolled in the trial across both dosing arms.

To inform an assessment of the appropriate dose and schedule for relapsed or refractory MF patients in IMbarkTM, Janssen conducted a planned internal interim review of safety, efficacy and pharmacokinetic data from 20 patients from each dosing arm who have been followed on the trial for at least 12 weeks. Based on this first internal review at the early 12-week time point, the following has been determined by Janssen:

●	The safety profile was consistent with previous imetelstat clinical trials in hematologic myeloid malignancies. No new safety signals were identified.
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Activity in the 4.7 mg/kg dosing arm does not warrant further investigation of that dose and this arm will be closed to new patient enrollment. An amendment to the trial protocol is planned to allow eligible patients in this arm to increase their dose to 9.4 mg/kg per investigator discretion.

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In the 9.4 mg/kg dosing arm, even though at the week 12 data assessment an insufficient number of patients met the protocol defined interim criteria, this arm warrants further investigation because encouraging trends in the efficacy data were observed. Patients already enrolled in this arm may continue to receive imetelstat. New enrollment in this arm will be suspended while the trial continues in order to obtain additional and more mature data that includes a longer follow-up of patients at 24 weeks, consistent with the co-primary efficacy endpoints. The number of patients enrolled to date is expected to be sufficient to inform potential future development of this dose.

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Janssen plans to conduct an additional internal data review in the second quarter of 2017 to include a longer follow-up of patients at 24 weeks. Potential outcomes of the second internal review at the 24-week time point could include resuming enrollment in the 9.4 mg/kg dosing arm, with or without changes to the dosing regimen; adding a new dosing arm; or closing the trial.

●	Any protocol amendments will be subject to review by health authorities around the world.

IMergeTM

IMergeTM (NCT02598661) is a Phase 2/3 clinical trial evaluating imetelstat in transfusion dependent patients with Low or Intermediate-1 risk myelodysplastic syndromes (MDS) who have relapsed after or are refractory to prior treatment with an erythropoiesis stimulating agent (ESA). The clinical trial is in two parts: Part 1 is a Phase 2, open-label, single-arm design in approximately 30 patients and Part 2 is a Phase 3, randomized, double-blind, placebo-controlled design in approximately 170 patients. The primary efficacy endpoint is the rate of red blood cell transfusion-independence lasting at least 8 weeks. Part 1 of the trial is fully enrolled.

Janssen has conducted an initial internal review of efficacy, safety and pharmacokinetic data from a subset of patients from Part 1 of IMergeTM and this review indicated that emerging safety and efficacy in IMergeTM is consistent with data reported from the pilot study conducted at Mayo Clinic in MDS patients. IMergeTM will continue unmodified at this time.

Further assessment of data from IMergeTM is expected to occur in the second quarter of 2017 to include longer follow-up of all patients enrolled in Part 1. A decision on whether to move forward to Part 2 of IMergeTM will be based on an assessment of the benefit/risk profile of imetelstat in these patients. If Janssen decides to move forward with Part 2, the Phase 3 clinical trial is expected to be open for patient enrollment in mid-2017.

Janssen expects to submit data from Part 1 of IMergeTM to be considered for presentation at a medical conference in the future.

Conference Call

At 8:00 a.m. EDT on September 12, 2016, Geron’s management will host a conference call to review outcomes from the internal data reviews of IMbarkTM and IMergeTM. Participants can access the conference call live via telephone by dialing 877-303-9139 (U.S.); 760-536-5195 (international). The passcode is 80522983. A live audio-only webcast is also available on the company’s website at www.geron.com under Events and at http://edge.media-server.com/m/p/edpy9b4b. The audio webcast of the conference call will be available for replay approximately one hour following the live broadcast through October 13, 2016.

About Imetelstat

Imetelstat (GRN163L; JNJ-63935937) is a potent and specific inhibitor of telomerase that is administered by intravenous infusion. This first-in-class compound, discovered by Geron, is a specially designed and modified short oligonucleotide, which targets and binds directly with high affinity to the active site of telomerase. Preliminary clinical data suggest imetelstat has disease-modifying activity by inhibiting the progenitor cells of the malignant clones associated with hematologic malignancies in a relatively select manner. Most commonly reported adverse events in imetelstat clinical studies include fatigue, gastrointestinal symptoms and cytopenias. Patients in these studies also experienced elevated liver enzymes, which resolved to normal or baseline in the majority of patients followed after imetelstat treatment was withdrawn. Imetelstat has not been approved for marketing by any regulatory authority.

About the Collaboration with Janssen

On November 13, 2014, Geron entered into an exclusive worldwide license and collaboration agreement with Janssen Biotech, Inc., to develop and commercialize imetelstat for oncology, including hematologic myeloid malignancies, and all other human therapeutics uses. Under the terms of the agreement, Geron received an upfront payment of $35 million and is eligible to receive additional payments up to a potential total of $900 million for the achievement of development, regulatory and commercial milestones, as well as royalties on worldwide net sales. All regulatory, development, manufacturing and promotional activities related to imetelstat are being managed through a joint governance structure, with Janssen responsible for these activities.

About Geron

Geron is a clinical stage biopharmaceutical company focused on the collaborative development of a first-in-class telomerase inhibitor, imetelstat, in hematologic myeloid malignancies. For more information about Geron, visit www.geron.com.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding: (i) continued conduct by Janssen of IMbarkTM or IMergeTM; (ii) Janssen obtaining additional or more mature data from IMbarkTM or IMergeTM; (iii) that the number of patients enrolled in IMbarkTM to date is sufficient to inform potential development of the 9.4 mg/kg dose; (iv) that Janssen will conduct any additional or further data reviews in or protocol amendments for IMbarkTM or IMergeTM, and the timing of such data reviews or protocol amendments; (v) potential outcomes of any data reviews conducted by Janssen; (vi) any future presentation of data from current clinical trials of imetelstat by Janssen; (vii) the safety and efficacy of imetelstat; (viii) the potential receipt by Geron of additional payments up to a potential total of $900 million for the achievement of development, regulatory and commercial milestones, and royalties from sales of imetelstat; and (ix) other statements that are not historical facts, constitute forward-looking statements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation, risks and uncertainties related to: (i) whether imetelstat will succeed in IMbarkTM and IMergeTM by overcoming all of the clinical safety and efficacy, technical, scientific, manufacturing and regulatory challenges; (ii) whether health authorities permit IMbarkTM or IMergeTM to continue to proceed under the existing protocols or any amendments thereto; (iii) Janssen’s ability to collect additional and more mature data from current clinical trials of imetelstat; (iv) whether Janssen continues to conduct IMergeTM or IMbarkTM; (v) Geron’s dependence on Janssen for the development, regulatory approval, manufacture and commercialization of imetelstat, including the risks that if Janssen were to breach or terminate the collaboration agreement or otherwise fail to successfully develop and commercialize imetelstat and in a timely manner, or at all, Geron would not obtain the anticipated financial and other benefits of the collaboration agreement with Janssen and the clinical development or commercialization of imetelstat could be delayed or terminated; and (vi) whether imetelstat is safe and efficacious, and whether any future efficacy or safety results may cause the benefit/risk profile of imetelstat to become unacceptable. Additional information on the above risks and uncertainties and additional risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors,” including Geron’s quarterly report on Form 10-Q for the quarter ended June 30, 2016. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events or circumstances.

CONTACT:

Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
investor@geron.com
media@geron.com

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